Exhibit 10.3

AMENDED AND RESTATED

PAMRAPO SAVINGS BANK, S.L.A.

DIRECTORS’ CONSULTATION AND RETIREMENT PLAN

1. Purpose. The purpose of the Plan is to provide benefits to retired Directors of the Bank who are not officers or employees of the Bank and who have provided expertise in enabling the Bank to experience successful growth and development during their tenure as Directors.

2. Definitions.

(a) “Annual Retainer Fee” means the amount equal to 50% of the annual Director’s retainer fee paid by the Bank to its Directors. The Annual Retainer Fee as to each Director will be determined as of the date the Director retires.

(b) “Annual Meetings Fee” means the amount equal to 50% of the annual Director’s meetings fee paid by the Bank to its Directors for attendance at monthly meetings of the Bank’s Board of Directors. The Annual Meeting Fee as to each Director will be determined as of the date the Director retires.

(c) “Bank” means Pamrapo Savings Bank, S.L.A. or any successor or predecessor thereto by merger, consolidation, liquidation or other reorganization.

(d) “Director” means a person who is not an officer or employee of the Bank and who is elected or appointed to the office of Director of the Bank.

(e) “Participant” means a retired Director who is eligible to receive Retirement Benefits as set forth in Section 4 of this Plan.

(f) “Retirement Benefits” means those benefits described in Section 4 of this Plan.

(g) “Retirement Date” means the effective date the Director retires from the Board of Directors.

3. Eligibility. Any person who serves as a Director for ten (10) years shall upon retirement be a Participant in the Plan. The mandatory retirement age shall be 75 for Directors appointed or elected to the Board of Directors after January 1, 2004. Any Director serving on the Board of Directors prior to January 1, 2004 shall not be subject to any mandatory retirement age. Any person who (i) serves as a Director for less than ten (10) years or (ii) has been terminated as a Director for cause regardless of length of service, shall not be a Participant in the Plan and shall have no rights to benefit hereunder.

For purposes of this Section 3, a Participant’s years of service as a Director of the Bank or a predecessor to the Bank prior to the effective date of the Plan shall be counted towards eligibility.

Notwithstanding this Section 3, Director Herman Brockman shall continue serving as an active Director of the Bank and the Company and shall be paid as an active Director of the Bank and the Company until the next Annual Meeting or such date following the next Annual Meeting that his successor is elected.

4. Retirement Benefits. For a period not to exceed a maximum of five (5) years following the Retirement Date, each Participant shall be paid his or her Annual Retainer Fee and his or her Annual Meeting Fee each year. Such payment shall be made on the first day of the month following the Retirement Date and on each of the following yearly anniversaries of that date for four years. At the expiration of the five (5) year period for which the Participant is entitled to benefits under this paragraph, his or her status as a Participant shall cease, and he or she shall be entitled to no further benefits under this Plan.

5. Medical Benefits. Participants shall not be eligible to participate in any plans offering medical, prescription, dental or eye care benefits that are sponsored or maintained by the Bank or receive any such benefits from the Bank.

6. Termination of Benefits. If a Participant dies, then all benefits payable hereunder shall cease and such Participant’s beneficiaries, heirs or assigns shall have no right to any retirement benefits hereunder.

7. Merger; Change of Control. In the event the Bank experiences a change in ownership, a change in effective control, or a change in ownership of a substantial portion of its assets as defined in Section 409A of the Internal Revenue Code and the Regulations promulgated thereunder (a “Change in Control”), each Participant shall receive a lump sum payment in the amount of his or her Annual Retainer Fee and his or her Annual Meeting Fee for one year. Such payment shall be made within 7 days following the Change in Control.

8. Voting. Participants shall not be entitled to vote on any matter at any meeting of the Board of Directors.

9. Administration. The Plan shall be administered by the Bank’s Corporate Governance Committee (the “Committee”). All questions concerning the Plan or the interpretation of its provisions shall be made by the Committee and shall be final and binding upon all Participants.

10. Amendment; Termination. The Board of Directors may amend, modify, suspend or terminate this Plan at any time, but only to the extent that such amendment, modification, suspension or termination does not result in the imposition of a penalty under Section 409A.

11. Severability. If any provision of this Plan is held by a court of competent jurisdiction to be void or of no effect, the remaining provisions shall continue with full force and effect.

12. State Law. This Plan shall be governed and construed in accordance with the laws of the State of New Jersey.

13. Effective Date. This Plan shall become operative and in effect on December 16, 2008.

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